Exhibit 99.2

(Face of Security)

        THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO GS FINANCE CORP. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

        THE PERSON MAKING THE DECISION TO ACQUIRE THIS SECURITY SHALL BE DEEMED, BY ACQUIRING AND HOLDING THIS SECURITY ON BEHALF OF ITSELF OR ANY OTHER PERSON, OR EXERCISING ANY RIGHTS RELATED THERETO ON BEHALF OF ITSELF OR ANY OTHER PERSON, TO REPRESENT THAT:

        (i) THE FUNDS THAT THE HOLDER IS USING TO ACQUIRE THIS SECURITY ARE NOT THE ASSETS OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN DESCRIBED IN SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101 OR OTHERWISE OR A GOVERNMENTAL PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS SUBSTANTIALLY SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE; OR

        (ii) (A) SUCH PERSON HAS DETERMINED THAT THE HOLDER WILL RECEIVE NO LESS AND PAY NO MORE THAN “ADEQUATE CONSIDERATION” (WITHIN THE MEANING OF SECTION 408(B)(17) OF

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ERISA AND SECTION 4975(F)(10) OF THE CODE; (B) NONE OF THE PURCHASE, HOLDING OR DISPOSITION OF THIS SECURITY OR THE EXERCISE OF ANY RIGHTS RELATED HERETO WILL RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (OR WITH RESPECT TO A GOVERNMENTAL PLAN, ANY SIMILAR APPLICABLE LAW OR REGULATION); AND (C) NEITHER GS FINANCE CORP. NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH SUCH PERSON’S ACQUISITION, DISPOSITION OR HOLDING OF THIS SECURITY, OR ANY EXERCISE RELATED HERETO, OR AS A RESULT OF ANY EXERCISE BY GS FINANCE CORP. OR ANY OF ITS AFFILIATES OF ANY OF ITS RIGHTS IN CONNECTION WITH THE SECURITY, AND NO ADVICE PROVIDED BY GS FINANCE CORP. OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF SUCH PURCHASER OR HOLDER IN CONNECTION WITH THIS SECURITY AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS SECURITY.

        BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 10 ON THE FACE OF THIS SECURITY.

        THIS SECURITY IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY CLAYMORE SECURITIES, INC. (“CLAYMORE”). CLAYMORE MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THIS SECURITY PARTICULARLY OR THE ABILITY OF THE CLAYMORE CEF INDEX (THE “INDEX”) TO TRACK GENERAL MARKET PERFORMANCE. CLAYMORE’S ONLY RELATIONSHIP TO GS FINANCE CORP. IS THE MARKETING OF THIS SECURITY AND LICENSING OF THE INDEX WHICH IS DETERMINED, COMPOSED AND MAINTAINED BY CLAYMORE WITHOUT REGARD TO GS FINANCE CORP. OR THIS SECURITY. CLAYMORE HAS NO OBLIGATION TO TAKE THE NEEDS OF GS FINANCE CORP. OR THE HOLDERS OF THIS SECURITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR MAINTAINING THE INDEX. CLAYMORE SHALL NOT BE LIABLE TO ANY PERSON FOR ANY ERROR IN THE INDEX NOR SHALL IT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

        CLAYMORE DOES NOT GUARANTEE THE ACCURACY OR UNINTERRUPTED CALCULATION OF THE CLAYMORE CEF INDEX OR ANY DATA INCLUDED THEREIN. CLAYMORE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., HOLDERS OF THIS SECURITY, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CLAYMORE CEF INDEX OR ANY DATA

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INCLUDED THEREIN. CLAYMORE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE CLAYMORE CEF INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL CLAYMORE HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        THE CLAYMORE CEF INDEX IS CALCULATED BY DOW JONES INDEXES, A BUSINESS UNIT OF DOW JONES &COMPANY, INC. (“DOW JONES”). THIS SECURITY IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY DOW JONES INDEXES, AND DOW JONES INDEXES MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THIS SECURITY.

        DOW JONES, ITS AFFILIATES, SOURCES AND DISTRIBUTION AGENTS (COLLECTIVELY, THE “INDEX CALCULATION AGENT”) SHALL NOT BE LIABLE TO GS FINANCE CORP., ANY CUSTOMER OR ANY THIRD PARTY FOR ANY LOSS OR DAMAGE, DIRECT, INDIRECT OR CONSEQUENTIAL, ARISING FROM (I) ANY INACCURACY OR INCOMPLETENESS IN, OR DELAYS, INTERRUPTIONS, ERRORS OR OMISSIONS IN THE DELIVERY OF THE CLAYMORE CEF INDEX OR ANY DATA RELATED THERETO (THE “INDEX DATA”) OR (II) ANY DECISION MADE OR ACTION TAKEN BY GS FINANCE CORP., ANY CUSTOMER OR THIRD PARTY IN RELIANCE UPON THE INDEX DATA. THE INDEX CALCULATION AGENT DOES NOT MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, TO GS FINANCE CORP., ANY OF ITS CUSTOMERS OR ANY ONE ELSE REGARDING THE INDEX DATA, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES WITH RESPECT TO THE TIMELINESS, SEQUENCE, ACCURACY, COMPLETENESS, CURRENTNESS, MERCHANTABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTIES AS TO THE RESULTS TO BE OBTAINED BY GS FINANCE CORP., ANY OF ITS CUSTOMERS OR OTHER PERSON IN CONNECTION WITH THE USE OF THE INDEX DATA. THE INDEX CALCULATION AGENT SHALL NOT BE LIABLE TO GS FINANCE CORP., ITS CUSTOMERS OR OTHER THIRD PARTIES FOR LOSS OF BUSINESS REVENUES, LOST PROFITS OR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR SIMILAR DAMAGES WHATSOEVER, WHETHER IN CONTRACT, TORT OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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CUSIP No. 362273 104	Registered No. A-1

Title of Series: Series A

Title of Tranche: Index-Linked Notes due 2037 (Linked to the Claymore CEF Index)

GS FINANCE CORP.

MEDIUM-TERM NOTES, SERIES A

FULLY AND UNCONDITIONALLY GUARANTEED BY

THE GOLDMAN SACHS GROUP, INC.

Index-Linked Notes due 2037

(Linked to the Claymore CEF Index)

        The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Face Amount: $

Principal Amount: on the Stated Maturity Date, the Company will pay the Holder an amount, if any, in cash equal to: the greater of (i) zero and (ii) the sum of the Face Amount then Outstanding plus the result of (1) the product of the Face Amount then Outstanding times the Index Return minus (2) any Index Adjustment Amount Shortfall on the Determination Date.

Index: The Claymore CEF Index, as published by Dow Jones Indexes, (or any Successor thereto) or any Successor Index, in each case as it may be modified, replaced or adjusted from time to time, as provided on the face of this Security.

Option to Redeem: the Holder may elect to have

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the Company redeem the Securities in whole or in part, on any Redemption Date, for an amount in cash, if any, equal to the Redemption Value as provided on the face of this Security.

Calculation Agent: Goldman Sachs International.

Defeasance: neither full defeasance nor covenant defeasance applies to this Security.

OTHER TERMS:

        All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. References in this Security to numbered Sections are to numbered Sections on the face of this Security, unless the context requires otherwise. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

        “Authorized Denomination” means, with respect to this Security, any integral multiple of $25 but with a minimum Face Amount of not less than $25.

        “Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

        “Closing Level of the Index” on any given day means the official closing level of the Index or any Successor Index on such day published by the Index Publisher at the regular weekday close of trading on the primary trading facilities for the Index Funds.

        “Confirmation of Redemption” means a properly completed and signed confirmation substantially in the form attached as Annex B to the Company’s prospectus supplement

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no. 1 dated December 6, 2007, relating to this Security (or such other form as is acceptable to the Company).

        “Daily Index Adjustment Amount” means, on any given day, the amount in cash equal to the result of (i) the product of (1) 0.95% times (2) the Face Amount then Outstanding times (3) the Index Factor for such day (or, if such day is not a Trading Day, the Index Factor for the immediately preceding Trading Day) divided by (ii) 365.

        “Default Amount” means, on any day, an amount, in U.S. dollars, equal to the cost of having a Qualified Financial Institution expressly assume, as of such day, the due and punctual payment of the principal of and any interest on this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security as of that day and as if no default or acceleration had occurred (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder) and as if no Guarantee is endorsed upon this Security. Such cost will equal (i) the lowest amount that a Qualified Financial Institution (selected as provided below) would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each of the Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and must notify the other in writing of such quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided, however, that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount.

        The “Default Quotation Period” will be the period beginning on the day the Default Amount first becomes due and payable and ending on the third Business Day after such

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due day, unless no such quotation is so obtained, or unless every such quotation so obtained is objected to within five Business Days after such due day as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice is given of such a quotation as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Determination Date, then the Default Amount will equal the Principal Amount.

        “Determination Date” means December 7, 2037; provided, however, that if, such day is not a Trading Day or a Market Disruption Event has occurred or is continuing on such day, the Determination Date will be the next succeeding Trading Day on which a Market Disruption Event does not occur and is not continuing; provided, further, that in no event will the Determination Date be later than December 10, 2037 or, if December 10, 2037 is not a Business Day, later than the first Business Day after December 10, 2037.

        “Final Index Level” means the Closing Level of the Index on the Determination Date, as calculated by the Index Calculation Agent and published by the Index Publisher, subject to adjustment as provided on the face of this Security.

        “Final Redemption Valuation Date” means November 19, 2037.

        “Index Adjustment Amount” means, on any given day, the sum of the Daily Index Adjustment Amount, (i) for the purposes of calculating any interest payment, during the period from but excluding the last Interest Valuation Date (or, if there is no last Interest Valuation Date, the Original Issue Date) to and including the next Interest Valuation Date and, (ii) for the purposes of calculating any Redemption Value, during the period from but excluding the last Interest Valuation Date (or, if there is no last Interest Valuation Date, the Original Issue Date) to and including the applicable Redemption Valuation Date, in each case, plus any Index Adjustment Amount Shortfall on the last Interest Payment Date.

        “Index Adjustment Amount Shortfall” means, on any given Interest Valuation Date, the amount by which the Index Adjustment Amount on such Interest Valuation Date exceeds the Reference Distribution Amount on such Interest Valuation Date, expressed as a positive number.

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        “Index Calculation Agent” means Dow Jones Indexes or any successor calculation agent that determines the Index as then in effect.

        “Index Factor” means, on any given day, the quotient of the Closing Level of the Index on such day divided by the Initial Index Level, subject to modification as further described on the face of this Security.

        “Index Funds” means, at any time, the funds that comprise the Index as then in effect, after giving effect to any additions, deletions or substitutions.

        “Index Publisher” means Dow Jones Indexes or any successor publisher, that publishes the Index as then in effect.

        “Index Return” means the quotient of (i) the Final Index Level minus a level of the Index representing the Reference Distribution Amount on that day minus the Initial Index Level divided by (ii) the Initial Index Level.

        “Index Sponsor” means Claymore Securities Inc., or any Successor thereto.

        “Initial Index Level” means 129.48.

        “Interest Payment Date” with respect to an Interest Valuation Date means ten business days following such Interest Valuation Date, except for the last Interest Payment Date, which will occur on the Stated Maturity Date.

        “Interest Valuation Date” means the last Index Business Day of the month in March, June, September and December, except for the last Interest Valuation Date, which will occur on the Determination Date.

        “Limit Price” with respect to an Index Fund for any given day means a Settlement Price for such Index Fund for such day when the Settlement Price has increased or decreased from the previous day’s Settlement Price by the maximum amount permitted under applicable rules of the trading facility for such Index Fund.

        “Market Disruption Event” means, with respect to the Index, (i) a material limitation, suspension, or disruption of trading in one or more Index Funds which results in a failure by the trading facility on which each Index Fund is traded to report a Settlement Price for such Index Fund on the day on which such event occurs or any succeeding day on which it continues, or (ii) the Settlement Price for any Index Fund is a Limit Price, or (iii) failure by the applicable trading facility or other price source to announce or publish the Settlement Price for any Index Fund

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, in each case (i), (ii) and (iii) as determined by the Calculation Agent.

        “Original Issue Date” means December 11, 2007.

        “Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated A-1 or higher by Standard & Poor’s Ratings Group (or any successor) or P-1 or higher by Moody’s Investors Service, Inc. (or any successor) or, in either case, such other comparable rating, if any, then used by such rating agency.

        “Redemption Date” means, with respect to any redemption of this Security pursuant to Section 3, for any given Redemption Valuation Date other than the last Redemption Valuation Date, the third Business Day following such Redemption Valuation Date.

        “Redemption Requirements” mean, with respect to any redemption of this Security pursuant to Section 3, all the following requirements that apply to such redemption:

        (i) The Holder must send a Notice of Redemption by no later than 11:00 a.m. New York City time on the Business Day prior to the applicable Redemption Valuation Date. Delivery must be made by email. If the Company receives your notice by 11:00 a.m. New York City time, the Company shall respond by sending a form of Confirmation of Redemption by facsimile.

        (ii) The Company must receive a Confirmation of Redemption by 4:00 p.m. New York City time on the Business Day prior to the applicable Redemption Valuation Date.

        (iii) The Holder must instruct its DTC custodian to book a delivery vs. payment trade with respect to its Securities on the applicable Valuation Date at a price equal to the applicable Redemption Value, facing Goldman, Sachs & Co. DTC 0005;

        (iv) The Holder must cause its DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable Redemption Date; and

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        (v) the Holder must have designated at least 100,000 Securities for redemption.

        “Redemption Valuation Date” means, with respect to any redemption of this Security pursuant to Section 3, each Thursday that falls within the period from and excluding the Original Issue Date to and including the Final Redemption Valuation Date, subject to postponement as provided on the face of this Security.

        “Redemption Valuation Index Level” means, with respect to any redemption of this Security pursuant to Section 3, on any given Redemption Valuation Date, the Closing Level of the Index on such Redemption Valuation Date, as calculated by the Index Calculation Agent and published by the Index Publisher, subject to adjustment as provided on the face of this Security.

        “Redemption Value” means, with respect to any redemption of the Securities pursuant to Section 3, on any given Redemption Valuation Date, an amount in cash, if any, equal to the greater of (1) zero and (2) the result of (i) the product of the Face Amount of the Securities being redeemed times the Index Factor on the applicable Redemption Valuation Date minus (ii) the applicable Index Adjustment Amount on the applicable Redemption Valuation Date. Notwithstanding anything contrary stated herein, if the applicable Redemption Valuation Date falls on an Interest Valuation Date the “Index Factor” in the immediately preceding sentence shall mean the quotient of (i) the Redemption Valuation Index Level on the relevant Redemption Valuation Date minus a level of the index representing the Reference Distribution Amount on that day divided by (ii) the Initial Index Level.

        “Reference Distribution Amount” means an amount per $25 Face Amount, as calculated by the Index Calculation Agent on a quarterly basis, equal to the sum of the cash dividends or other distributions paid by the Index Funds.

        “Regular Record Date” means with respect to any payment of interest on the Securities pursuant to Section 1, the fifth Business Day prior to an Interest Payment Date.

        “Settlement Price” with respect to an Index Fund means the official settlement price of such Index Fund as published by the trading facility on which it is traded.

        “Stated Maturity Date” means December 10, 2037 or, if such day is not a Business Day, the next succeeding

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Business Day; provided, however, that if the Determination Date does not fall on December 7, 2037, the Stated Maturity Date will be postponed by the same number of Business Day(s) from and excluding December 7, 2037 to and including the Determination Date, subject to a maximum of four Business Days.

        “Successor Index” means any substitute index approved by the Calculation Agent as a Successor Index pursuant to Section 4.

        “Trade Date” means December 6, 2007.

        “Trading Day” means a day on which (1) the Index Sponsor is open for business, (2) the Index Publisher is open for business and the Index is calculated by the Index Calculation Agent and published by the Index Publisher, (3) the Calculation Agent in New York is open for business and (4) the respective principal trading facilities on which the Index Funds are traded are open for trading.

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1.	Promise to Pay Principal and Interest

        GS Finance Corp., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, as principal, the Principal Amount on the Stated Maturity Date, subject to the other provisions of this Security. The Company also promises to pay Interest on the Outstanding Face Amount, which amount shall be calculated as provided in this Section 1, from the Original Issue Date or from the most recent date to which interest on this Security (or any predecessor Security) has been paid or duly provided for on each Interest Payment Date, until the principal of this Security is paid or made available for payment or until the redemption of this Security. Any such principal or installment of interest that is overdue at any time shall also bear interest, at the effective federal funds rate (to the extent that payment of such interest shall be legally enforceable), from the dates such principal or installment is due until it is paid or delivered or made available for payment or delivery, and any such interest on an overdue installment shall be payable to the holder of this Security on demand. Notwithstanding the foregoing, (i) if the Stated Maturity Date does not occur on December 10, 2037, then the Interest Payment Date that would otherwise occur on December 10, 2037, shall instead occur on the Stated Maturity Date, (ii) interest on any overdue amount shall be payable on demand and (iii) any principal or interest that is payable in respect of this Security shall be payable as provided in (and subject to) Section 6 on the face of this Security.

        The amount of Interest that shall be paid on each $25 Face Amount on any Interest Payment Date, if any, shall be an amount in cash equal to the greater of (i) zero and (ii) the result of the Reference Distribution Amount on the Interest Valuation Date immediately preceding such Interest Payment Date minus the Index Adjustment Amount on the Interest Valuation Date immediately preceding such Interest Payment Date.

        The interest so payable, and punctually paid or made available for payment, on any Interest Payment Date will be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business

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on the Regular Record Date for such Interest Payment Date. Notwithstanding the foregoing, interest payable at maturity but on a day that is not an Interest Payment Date will be payable to the person to whom principal shall be payable.

        Any such interest which is payable, but not punctually paid or duly provided for, on any Interest Payment Date will forthwith cease to be payable to the holder on such Regular Record Date and such defaulted interest may either be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the holder of this Security not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange.

2.	Principal Amount

        The principal of this Security that becomes due and payable on the Stated Maturity Date for Securities that have not been redeemed shall be the Principal Amount. If the Holder has exercised the Option to Redeem, the principal of this Security that becomes payable on the applicable Redemption Date for the Securities properly designated for redemption shall be the amount in cash the Company is obligated to pay pursuant to Section 3 of this Security, as applicable. The principal of this Security that becomes due and payable upon acceleration of the Maturity hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the cash that the Company is obligated to pay as set forth above in this Section 2 has been paid as provided herein (or such amount has been made available for payment), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment of the principal of this Security on any day shall be deemed to mean the payment of the cash that the Company is obligated to pay as principal on such day as provided above in this Section 2. Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of

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Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security on any day will be deemed to equal the Face Amount then Outstanding. The Securities represented by this Security shall cease to be Outstanding as provided in the definition of such term in the Indenture or when the principal of such Securities shall be deemed to have been paid in full as provided above and any interest payable on such Security have been paid (or, in the case of any such interest, when such interest has been made available for payment).

3.	Holder’s Option to Redeem

        The Holder may elect to redeem the Face Amount then Outstanding, in whole or in part, for an amount in cash, if any, payable on the applicable Redemption Date and equal to the Redemption Value for the applicable Redemption Valuation Date; provided that no election to redeem this Security pursuant to this Section 3 shall be effective unless the Redemption Requirements are satisfied with respect to such redemption. The Company shall make (or cause its agent to make) the payment due in any such redemption on the Redemption Date and in the manner provided in Section 6 below. If the Company does not receive a Notice of Redemption by 11:00 a.m., or a Confirmation of Redemption by 4:00 p.m., on the Business Day prior to the applicable Valuation Date, the Notice of Redemption will not be effective and the Security will not be redeemed on the applicable Redemption Date. The right of the Holder to redeem this Security pursuant to this Section 3 is herein called the “Option to Redeem”.

4.	Discontinuance or Modification of the Index

        If the Index Sponsor discontinues the Index and the Index Publisher or any other Person or entity publishes a substitute index that the Calculation Agent determines is comparable to the Index and approves as a Successor Index, then the Calculation Agent will determine the amount payable on any Interest Payment Date thereafter and the Stated Maturity Date or the Redemption Date, as the case may be, by reference to the Successor Index.

        If the Calculation Agent determines that the publication of the Index is discontinued and there is no Successor Index, or that the level of the Index is not available on the Determination Date or the applicable

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Redemption Valuation Date, as the case may be (after postponement to the Specified Last Date) because of a Market Disruption Event or for any other reason, the Calculation Agent will determine the Final Index Level and the amount payable on the Stated Maturity Date or the Valuation Index Level and the amount payable on the Redemption Date, as the case may be, by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

        If the Calculation Agent determines that the Index or the Index Funds are materially changed at any time in any respect because of any change in the method of calculating the Index or selecting the Index Funds – including any material change affecting the deletion or substitution and any reweighting or rebalancing of the Index Funds, and whether the change is due to any other reason – then in such case, and only in such case, the Calculation Agent may make such adjustments in the Index or the method of the calculation of the Index that the Calculation Agent believes are appropriate to ensure that the Final Index Level or the Closing Level of the Index, as the case may be, on the applicable Redemption Valuation Date, as applicable, used to determine the amount payable on the Stated Maturity Date or the applicable Redemption Date, respectively, is equitable.

        All determinations and adjustments to be made by the Index Sponsor, the Index Calculation Agent or the Calculation Agent with respect to the Index may be made by the Index Sponsor or the Calculation Agent, as the case may be, in its sole discretion.

5.	Role of Calculation Agent

        The Calculation Agent will be solely responsible for all determinations and calculations regarding the Index; whether a Market Disruption Event has occurred or is continuing and whether, and if so the days to which the Determination Date and the Stated Maturity Date are to be postponed; Business Days; Trading Days; the Index Factor; the Final Index Level; the applicable Redemption Index Valuation Level for a Redemption Valuation Date; the Index Adjustment Amount; the Redemption Value; the Default Amount; the amount of cash, if any, payable in exchange for this Security on the Stated Maturity Date or the applicable Redemption Date; and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error all determinations and calculations made by the Calculation

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Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

        The Company shall take such action as shall be necessary to ensure that there is at all relevant times a financial institution serving as the Calculation Agent hereunder. The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as such agent. Insofar as this Security provides for the Calculation Agent to obtain closing levels or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are such agent, Affiliates of such agent or Affiliates of the Company.

6.	Payment

        Payment of the amount payable on this Security will be made in cash in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of cash on this Security will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the Determination Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York; provided, however, that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register; and provided, further, that payment at Maturity shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture. The Holder of this Security shall not be entitled under the terms of this Security to receive, in payment hereof, any property other than cash.

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7.	Holidays

        Notwithstanding any provision of this Security or of the Indenture, if any payment of principal or interest would otherwise be due on this Security on a day (the “Specified Day”) that is not a Business Day, such payment may be made (or such principal or interest may be made available for payment) on the next succeeding Business Day with the same force and effect as if such payment were made on the Specified Day. The provisions of this Section 7 shall apply to this Security in lieu of the provisions of Section 113 of the Indenture.

8.	Reverse of this Security

        Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

9.	Certificate of Authentication

        Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

10.	Tax Characterization

        By its purchase of this Security, the holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Issuer (in the absence of an administrative determination or judicial ruling to the contrary) to characterize this Security for all U.S. federal income tax purposes as a prepaid forward contract, which is an income-bearing forward contract. The holder, on behalf of itself and any other Person having a beneficial interest in this Security, further agrees that, consistent with the above characterization, (i) amounts paid to the Issuer in respect of the original issue of this Security will be treated as prepayment in satisfaction of this Security and (ii) any coupon payment that is payable with respect to this Security will be included in the income of the holder as ordinary income.

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        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: December 11, 2007

GS FINANCE CORP.

By: ________________________ Name: Title:

Dated:

        This is one of the Securities of the series and tranche designated herein and referred to in the Indenture.

THE BANK OF NEW YORK, as Trustee

By: ________________________ Authorized Signatory

GUARANTEE

        Capitalized terms used in this Guarantee that are not defined herein but that are defined in the Security upon which this Guarantee is endorsed or the Indenture referred to in such Security are used herein as defined therein.

        The Goldman Sachs Group, Inc., a corporation organized under the laws of the State of Delaware (herein called the “Guarantor”, which term includes any successor Person under the Indenture), for value received, hereby fully and unconditionally guarantees to the Holder of the Security upon which this Guarantee is endorsed, the due and punctual payment of the principal of, and premium, if any, and interest, if any, on such Security when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Security and of the Indenture. In case of the failure of GS Finance Corp., a corporation organized under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture), punctually to make any such payment, the Guarantor hereby agrees to cause such payment to be made punctually when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

        The Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security or the Indenture, any failure to enforce the provisions of such Security or the Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto, by the Holder of such Security or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; provided, however, that notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of such Security, or increase the interest rate thereon, change any redemption provisions thereof (including any change to increase any premium payable upon redemption thereof) or change the Stated Maturity of any payment thereon.

        The Guarantor hereby waives the benefits of diligence, presentment, demand for payment, any requirement that the Trustee or the Holder of such Security exhaust any right or take any action against the Company or any other Person, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Security or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged in respect of such Security except by complete performance of the obligations contained in such Security and in this Guarantee. This Guarantee shall constitute a guaranty of payment and not of collection. The Guarantor hereby agrees that, in the event of a default in payment of principal, or premium, if any, or interest, if any, on such Security, whether at its Stated Maturity, by declaration of acceleration, call for redemption or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Security, subject to the terms and conditions set forth in the Indenture, directly against the Guarantor to enforce this Guarantee without first proceeding against the Company.

        The obligations of the Guarantor hereunder with respect to such Security shall be continuing and irrevocable until the date upon which the entire principal of, premium, if any, and interest, if any, on such Security has been, or has been deemed pursuant to the provisions of Article Four of the Indenture to have been, paid in full or otherwise discharged.

        The Guarantor shall be subrogated to all rights of the Holder of such Security upon which this Guarantee is endorsed against the Company in respect of any amounts paid by the Guarantor on account of such Security pursuant to the provisions of this Guarantee or the Indenture; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal

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of, and premium, if any, and interest, if any, on all Securities issued under the Indenture shall have been paid in full.

        This Guarantee shall remain in full force and effect and continue notwithstanding any petition filed by or against the Company for liquidation or reorganization, the Company becoming insolvent or making an assignment for the benefit of creditors or a receiver or trustee being appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or reinstated, as the case may be, if at any time payment of the Security upon which this Guarantee is endorsed, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Holder of such Security, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned on such Security, such Security shall, to the fullest extent permitted by law, be reinstated and deemed paid only by such amount paid and not so rescinded, reduced, restored or returned.

        This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of the Security upon which this Guarantee is endorsed shall have been manually executed by or on behalf of the Trustee under the Indenture.

        All terms used in this Guarantee which are defined in the Indenture shall have the meanings assigned to them in such Indenture.

        This Guarantee shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

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        IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed.

Dated: December 11, 2007

THE GOLDMAN SACHS GROUP, INC.

By: ________________________ Name: Title:

(Reverse of Security)
Reverse

        This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series (and, with respect to each series, one or more tranches of such series under a Senior Debt Indenture, dated as of December 4, 2007 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), among the Company, The Goldman Sachs Group, Inc., as Guarantor (herein called the “Guarantor”, which term includes any successor guarantor under the Indenture), and The Bank of New York, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

        This Security is one of the series designated on the face hereof, limited to an aggregate initial offering price as shall be determined from time to time pursuant to the Determination of a Treasury Signatory of the Company, dated December 4, 2007 (or the equivalent thereof in any other currency or currencies or currency units). This Security is also one of a tranche of such series, which tranche is designated on the face hereof. References herein to “this tranche” mean the tranche of Securities designated on the face hereof, and references herein to “this series” mean the series of Securities designated as the Medium-Term Notes, Series A.

        The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities of each tranche to be affected under the

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Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all tranches to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all tranches to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such tranches, to waive compliance by the Company or the Guarantor with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any tranche to be affected under the Indenture (with each such tranche considered separately for this purpose), on behalf of the Holders of all Securities of such tranche, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

        If an Event of Default with respect to Securities of this tranche shall occur and be continuing, the principal of the Securities of this tranche may be declared due and payable in the manner and with the effect provided in the Indenture and, with respect to this Security, on the face hereof.

        As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this tranche, the Holders of not less than 25% in principal amount of the Securities of this tranche at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event

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of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this tranche at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any interest hereon on or after the respective due dates expressed herein.

        No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any interest on this Security as herein provided or the guarantee of payment on this Security by the Guarantor, which is full and unconditional.

        As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this tranche and of like tenor, of Authorized Denominations and for the same aggregate Face Amount, will be issued to the designated transferee or transferees.

        This Security, and any other Securities of this tranche, are issuable only in registered form without coupons in Authorized Denominations. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this tranche are exchangeable for a like aggregate principal amount of Securities of this tranche and of like tenor, of a different Authorized

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Denomination, as requested by the Holder surrendering the same.

        No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        Prior to due presentment of this Security for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

        This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.